                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                             (Amendment No. )

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement
   /X/  Definitive Proxy Statement
   / /  Definitive Additional Materials
   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

               The May Department Stores Company
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

               The May Department Stores Company
       ----------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
or 14a-6(j)(2)*
   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   / /  Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

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   2)  Aggregate number of securities to which transaction
applies:

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   3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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

   4)  Proposed maximum aggregate value of transaction:

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  5)  Total fee paid:

________________________________________________________________

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous
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

MAY
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799
April 12, 1995

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The annual meeting of the shareowners of The May Department Stores Company, a New York corporation, will be held at the Adam's Mark Hotel, Fourth Street and Chestnut, St. Louis, Missouri, on Friday, May 19, 1995, at 10:00 a.m. Central Daylight Time. Directions to the Adam's Mark Hotel can be found on the last page of the accompanying proxy statement. The meeting will be to consider and act upon the following matters:

1.    The election of four directors;
2.    The ratification of the appointment of independent auditors;
3.    Proposal to approve the Executive Incentive Compensation
      Plan for Corporate Executives, as amended; and
4.    Proposals by certain shareowners.

These matters are described in the accompanying proxy statement.
All common shareowners and owners of ESOP preference shares of record at the close of business on March 30, 1995 (the "Record
Date") are entitled to vote at the meeting.

It is important that your shares be represented at this meeting.
Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

















PLEASE NOTE: Directions to the Adam's Mark Hotel in downtown St.
Louis can be found on the last page of the accompanying proxy statement.

PROXY STATEMENT

This proxy statement is furnished to shareowners of common stock of The May Department Stores Company (the "Company") and to owners of ESOP (Employee Stock Ownership Plan) preference shares of the Company ("ESOP stock") in connection with the solicitation by the board of directors of proxies for use at the annual meeting of shareowners and at all adjournments thereof. This proxy statement and the enclosed form of proxy are being mailed to shareowners on or about April 12, 1995.

  Management knows of no matters to be presented at the meeting other than as mentioned below. However, if any matter not specifically set forth in the foregoing notice properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any shareowner has the power to revoke his or her proxy at any time during or prior to the annual meeting.

  Owners of common stock are entitled to cast one vote for each share owned. The outstanding voting securities of the Company as of the Record Date, which carry 263,530,598 votes, consisted of
(i) 248,474,157 shares of common stock (excluding 65,162,839 shares of treasury stock), and (ii) 734,807 shares of ESOP stock which carry 15,056,441 votes. The owners of the outstanding common stock and of the ESOP stock are entitled to vote together as a single class.

  As of the Record Date, the Company's Profit Sharing Plan beneficially owned 11,650,488 shares of common stock (4.69% of the outstanding shares of common stock) and 100% of the outstanding shares of ESOP stock which carry 15,056,441 votes. Members direct the voting of all shares held by the Profit Sharing Plan. Together, the ESOP stock and the common stock owned by the Profit Sharing Plan represent 10.13% of the votes which can be cast at the meeting. Except for the Profit Sharing Plan, the Company knows of no person who beneficially owns more than 5% of the Company's voting securities.

1996 Shareowner Proposals. Shareowner proposals for the 1996 annual meeting of shareowners must be received at the Company's principal executive offices, 611 Olive Street, St. Louis, Missouri 63101-1799, prior to December 18, 1995, for inclusion in the Company's proxy statement and the form of proxy for such meeting.

THE ELECTION OF DIRECTORS

Proposal (a) on the accompanying proxy card.

Nominees. The board of directors proposes the election of four directors. These four directors, together with the nine directors whose terms continue beyond this year's annual meeting, will comprise the board of directors.

  The shares represented by the accompanying proxy card will be voted (unless voting authority is withheld) in favor of electing the persons named below as directors. Such proxies will be voted to elect David C. Farrell, Helene L. Kaplan, Edward H. Meyer and Murray L. Weidenbaum to serve as directors for a term expiring at the 1998 annual meeting of shareowners and until their respective successors have been elected and qualified. Messrs. Battram, Pearson, Storey and Whitacre were previously elected to serve as directors for terms expiring at the 1996 annual meeting of shareowners, and Messrs. Hays, Loeb, Palmer, Quinlan and Stiritz were previously elected to serve as directors for terms expiring at the 1997 annual meeting of shareowners and, accordingly, these directors do not stand for election at the 1995 annual meeting.

  If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the board of directors may reduce the number of directors to be elected. The ages shown on the following pages are as of May 19, 1995, and the shares shown are the shares of common stock of the Company over which the director had sole or shared voting and investment power as of March 20, 1995. No director reported beneficial ownership of any shares of preferred stock of the Company other than ESOP stock owned by the Profit Sharing Plan. The shares reported reflect interests in shares owned by the Company's Profit Sharing Plan.

  The executive officers and directors, as a group (22 individuals), (i) have, as of March 20, 1995, sole voting and investment power over 2,019,143 shares of common stock (less than 1% of common shares outstanding) and disclaim beneficial ownership as to 4,384 of such shares and (ii) have the right to acquire sole or shared voting and investment power over 719,259 shares on or before May 19, 1995, and disclaim beneficial ownership as to all of such shares. Included among this group is Mr. Anthony J. Torcasio, who is listed in the Summary Compensation Table on page 5, who beneficially owns 93,392 shares of common stock and has the right to acquire an additional 41,883 shares on or before May 19, 1995. The figures in this paragraph include the shares reported on the following pages with respect to each of the nominees.

1

[PHOTO]     David C. Farrell, Director Since 1974, Age 61
            (Standing for election at this meeting)

            Mr. Farrell, Chairman of the Board and Chief Executive Officer of the Company, joined the Company in 1956. He became Chief Executive Officer in 1979 and Chairman of the Board in 1985. He is also a director of Emerson Electric Co. and Ralston Purina Company. Mr. Farrell beneficially owns 838,465 shares and has the right to acquire an additional 389,396 shares on or before May 19, 1995.

[PHOTO]     Richard L. Battram, Director Since 1984, Age 60

            Mr. Battram, Vice Chairman of the Company, joined the Company in 1972. He became Vice Chairman of the Company in 1984. Mr. Battram is also a director of Boatmen's Bancshares, Inc. Mr. Battram beneficially owns 202,548 shares and has the right to acquire an additional 70,019 shares on or before May 19, 1995.

[PHOTO]     Thomas A. Hays, Director Since 1983, Age 62

            Mr. Hays, Deputy Chairman of the Company, joined the Company in 1969. He served as President of the Company from 1985 to 1993, when he became Deputy Chairman. Mr. Hays is also a director of Mercantile Bancorporation Inc. and Union Electric Company. Mr. Hays beneficially owns 267,460 shares and has the right to acquire an additional 49,195 shares on or before May 19, 1995.

[PHOTO]     Helene L. Kaplan, Director Since 1985, Age 61
            (Standing for election at this meeting)

            Mrs. Kaplan is Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom. She was a partner in the law firm of Webster & Sheffield from 1978 to 1985 and served as Counsel to Webster & Sheffield from 1986 to

            1990. She is a director of Chemical Banking
            Corporation, Chemical Bank, Metropolitan Life Insurance Company, Mobil Corporation and NYNEX Corporation. Mrs. Kaplan also serves as a trustee or director of many non-profit cultural, educational and scientific organizations. Mrs. Kaplan beneficially owns 7,600 shares.

[PHOTO]     Jerome T. Loeb, Director Since 1984, Age 54

            Mr. Loeb, President of the Company, joined the Company in 1964. He served as Vice Chairman from 1986 to 1993, when he became President. Mr. Loeb also serves as the Company's chief financial officer. Mr. Loeb beneficially owns 284,390 shares (and disclaims beneficial interest in 4,384 of those shares) and has the right to acquire an additional 60,859 shares on or before May 19, 1995.

[PHOTO] Edward H. Meyer, Director Since 1979, Age 68 (Standing for election at this meeting)

            Mr. Meyer is Chairman of the Board of Directors, President and Chief Executive Officer of Grey Advertising Inc. Mr.Meyer joined Grey Advertising Inc. in 1956 and became President in 1968, Chief Executive Officer in 1970 and Chairman of the Board in 1972. Mr. Meyer is also a director of Bowne & Co., Inc., Ethan Allen Interiors, Inc. and Harman International Industries, Incorporated, and he is a director/trustee of 31 mutual funds advised by Merrill Lynch Asset Management, Inc. Mr.Meyer beneficially owns 13,840 shares.


2

[PHOTO]     Russell E. Palmer, Director Since 1984, Age 60

            Mr. Palmer is the Chairman and Chief Executive Officer of The Palmer Group, a corporate investment firm. He is the retired managing director and Chief Executive Officer of Touche Ross International and the retired Dean of The Wharton School and Reliance Professor of Management and Private Enterprise at the University of

            Pennsylvania. Mr. Palmer is also a director of Allied-Signal Inc., Bankers Trust New York Corporation, Contel Cellular, Inc., Federal Home Loan Mortgage
            Corporation, GTE Corporation, Imasco Limited and
            Safeguard Scientifics, Inc. Mr. Palmer beneficially owns 4,200 shares.

[PHOTO]     Andrall E. Pearson, Director Since 1982, Age 69

            Mr. Pearson is a general partner in Clayton, Dubilier and Rice, a private investment firm, and has served as the Chairman of the Board of Kraft Foodservice, Inc. since February 13, 1995. He is the retired President and Chief Operating Officer of PepsiCo, Inc. He also served as the Class of 1958 Professor of Business Administration, Harvard University Graduate School of Business Administration. Mr. Pearson is also a director of Homeland Stores, Inc., PepsiCo, Inc., Lexmark International and Travelers, Inc. Mr. Pearson beneficially owns 4,200 shares.

[PHOTO]     Michael R. Quinlan, Director Since 1993, Age 50

            Mr. Quinlan is Chairman and Chief Executive Officer of McDonald's Corporation. He joined McDonald's in 1963 and served as Chief Operating Officer from 1982 to 1987 and as President from 1982 to 1989. He became Chief Executive Officer in 1987 and Chairman in 1990. Mr. Quinlan is also a director of Dun & Bradstreet and a member of the board of trustees of Ronald McDonald Children's Charities and Loyola University of Chicago. Mr. Quinlan beneficially owns 2,500 shares.

[PHOTO]     William P. Stiritz, Director Since 1983, Age 60

            Mr. Stiritz is Chairman of the Board of Directors and Chief Executive Officer of Ralston Purina Company. Mr. Stiritz is also a director of Angelica Corporation, Ball Corporation, Boatmen's Bancshares, Inc., General American Life Insurance Company, Ralcorp Holdings, Inc., Reinsurance Group of America, Inc. and S.C. Johnson & Son, Inc. Mr. Stiritz beneficially owns 4,200 shares.

[PHOTO]     Robert D. Storey, Director Since 1989, Age 59

            Mr. Storey is a partner in the law firm of Thompson, Hine and Flory in Cleveland, Ohio. Prior to joining his present law firm in 1993, Mr. Storey was a partner for 19 years in the law firm of Burke, Haber & Berick, also in Cleveland. Mr.Storey is also a director of Bank One, Cleveland, GTE Corporation and The Procter & Gamble Company and a trustee of the Kresge Foundation. Mr. Storey beneficially owns 4,409 shares.

[PHOTO]     Murray L. Weidenbaum, Director 1978-1981 and Since
            1982, Age 68  (Standing for election at this meeting)

            Dr. Weidenbaum is Chairman of the Center for the Study of American Business and is the Mallinckrodt Distinguished University Professor at Washington University. He joined the faculty of Washington University in 1964, and from time to time served in certain governmental positions, including Chairman of the Council of Economic Advisers in 1981 and 1982. Dr. Weidenbaum is also a director of Harbour Group, Ltd., Medicine Shoppe International, Inc. and Tesoro Petroleum. Dr. Weidenbaum beneficially owns 4,200 shares.

[PHOTO]     Edward E. Whitacre, Jr., Director Since 1989, Age 53

            Mr. Whitacre is Chairman and Chief Executive Officer of SBC Communications, Inc. (formerly Southwestern Bell Corporation) and has served in this capacity since January 1990. In addition, he served as President and Chief Operating Officer from October 1988 through December 1989. Mr.Whitacre is also a director of Anheuser-Busch Companies, Inc., Burlington Northern Inc. and Emerson Electric Co. Mr. Whitacre beneficially owns 4,200 shares.

3

Executive Compensation. The Summary Compensation Table on the next page shows the compensation in each of the last three fiscal years of the executive officers whose compensation is required to be disclosed pursuant to current proxy rules.

Performance Based Bonus Plans. The Company has three performance based bonus plans that cover approximately 3,100 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to the Company's performance.

  Executive Incentive Compensation Plan for Corporate Executives. The Executive Incentive Compensation Plan for Corporate Executives applies to seven individuals, including the five individuals named in the Summary Compensation Table. Participants may receive annual cash awards (for individual fiscal years) and long-term cash awards (for three-year long-term performance periods). These awards are based upon attaining earnings per share and return on net assets (RONA) performance standards relating to the Company as a whole and are also based on the performance of the Company's stock price over the long-term performance periods. In addition, awards are subject to an automatic upward or downward adjustment to reflect the Company's performance as compared to the performance of the group of competitors included in the Company's performance graph on page
8. The plan is administered by the executive compensation and development committee of the board of directors (the "Committee"), which is comprised solely of non-management directors. The performance standards are set by the Committee at the beginning of the measurement periods and are measured by the Committee after the close of the measurement periods. For 1994, the maximum annual award payable under the plan's formula is 30% (60% for the Chief Executive Officer) of the executive's base salary, and the maximum long-term award payable under the plan's formula is 45% (90% for the Chief Executive Officer) of the executive's average base salary over the three-year period. The awards for the named executive officers can be adjusted downward on a discretionary basis by the Committee. (See the Long-Term Incentive Plan table below and the proposal to approve the plan, as amended, beginning on page 11.)

  Executive Incentive Compensation Plan for Company Principals. The Executive Incentive Compensation Plan for Company Principals applies to the 18 presidents and chairmen of the Company's operating divisions. Participants may receive annual cash awards (for individual fiscal years) and long-term cash awards (for three-year long-term performance periods). These awards are based upon attaining earnings growth and RONA performance standards relating to the participants' respective divisions and are also based on the performance of the Company's stock price over the long-term performance periods. The plan is administered by the executive compensation and development committee of the board, which may (and has) delegated certain decisions regarding the implementation of the plan to a management committee comprised of the Chief Executive Officer, the Deputy Chairman and certain other management executives, none of whom can be participants in the plan (the "Management Committee"). The performance standards are set by the Management Committee at the beginning of the measurement periods and are measured by the Management Committee after the close of the measurement periods. The maximum annual award payable under the plan's formula is 30% of the participants' base salary, and the maximum long-term award payable under the plan's formula is 45% of the participants' average base salary over the three-year period. The Management Committee may adjust any of the awards upward or downward, in its sole and absolute discretion. Awards are reviewed annually by the executive compensation and development committee.

  Performance Incentive Plan. The Performance Incentive Plan applies to over 3,050 associates of the Company and its subsidiaries. Participants may receive annual cash awards based upon attaining certain measures of performance tailored to the participant's job. Performance standards are set at the beginning of the fiscal year and measured after the close of the fiscal year. The maximum annual award payable under the plan's formula ranges from 15% to 50% of the associate's base salary.

  Approximately $30.7 million was awarded to all participants in the three plans for the performance periods ending in the last fiscal year. Amounts awarded under these plans are reflected in the Summary Compensation Table.

  During the last fiscal year, each of the five executive officers named in the Summary Compensation Table became eligible to receive a potential long-term cash award for the three fiscal years 1994 to 1996. The table below shows the maximum long-term cash awards payable to each of them for that long-term period.

                           LONG-TERM INCENTIVE PLAN
                          AWARDS IN LAST FISCAL YEAR

                               Performance
                                  or Other      Estimated Maximum
                              Period Until         Future Payouts
                                Maturation        Under Non-Stock
Name                             or Payout   Price Based Plan (1)

David C. Farrell               Earned over               $990,000
Thomas A. Hays                three fiscal               $436,688
Jerome T. Loeb           years (1994-1996)               $381,863
Richard L. Battram           ending 2/1/97               $335,550
Anthony J. Torcasio                                      $265,200

1   Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the three-year period, the maximum performance goals have been met and that the stock price has increased sufficiently to result in the maximum stock price adjustment.
                                                                       4

                                               SUMMARY COMPENSATION TABLE
                                 Annual
                               Compensation (2)          Long-Term Compensation
                                                             Awards                  Payouts
                                                         Restricted                Long-Term  All Other
Name and                                                      Stock      Stock     Incentive    Compen-
Principal Position           Year Salary(1)(3) Bonus(1)(4) Awards(5) Options(6) Payouts(1)(7)  sation(8)

David C. Farrell             1994   $1,100,000    $532,820        $0     35,000      $827,584     $5,329
Chairman of the Board and    1993   $1,100,000    $660,000        $0     40,000      $896,076    $10,729
Chief Executive Officer      1992   $1,100,000    $408,112        $0     40,000      $312,088     $9,814

Thomas A. Hays               1994    $961,250     $236,136        $0     23,500      $344,985     $5,329
Deputy Chairman              1993    $910,000     $276,000        $0     26,680      $362,504    $10,729
                             1992    $880,000     $256,960        $0     26,680      $196,500     $9,814

Jerome T. Loeb               1994    $812,500     $199,807$2,062,500     73,500      $277,351     $5,329
President                    1993    $739,952     $232,500  $749,376     26,680      $275,187    $10,729
                             1992    $660,000     $195,640        $0     20,000      $140,906     $9,814

Richard L. Battram           1994    $713,750     $175,588  $343,125     17,500      $254,076     $5,329
Vice Chairman                1993    $672,500     $204,000        $0     20,000      $262,035    $10,729
                             1992    $640,000     $189,800        $0     20,000      $138,656     $9,814

Anthony J. Torcasio(9)       1994    $550,000     $145,314        $0     17,500      $181,818     $5,329
Chief Executive Officer      1993    $503,205     $150,000        $0     20,000      $168,354    $10,729
May Merchandising Co.





1. Total Cash Compensation. As supplemental information, the following table shows the total cash compensation (Salary, Bonus and Long-Term Incentive Payouts) paid to the named executive officers for the fiscal year.

Year    Mr. Farrell     Mr. Hays     Mr. Loeb    Mr. Battram   Mr. Torcasio
1994     $2,460,404   $1,542,371   $1,289,658     $1,143,414       $877,132
1993     $2,656,076   $1,548,504   $1,247,639     $1,138,535       $821,559
1992     $1,820,200   $1,333,460    $ 996,546       $968,456

2. The Summary Compensation Table does not reflect certain non-cash compensation made available to the named executive officers for the last three fiscal years because the aggregate amounts of such compensation are below the required disclosure thresholds.

3. The table reflects salary paid or deferred during the respective fiscal years shown. Annual salary changes for each of the named executives and for all salaried associates normally occur on May 1 of each year, but occurred on August 1 in 1992.

4. "Bonus" reflects the annual portion of the bonus payable under the Company's Executive Incentive Compensation Plan for
Corporate Executives. See "Performance Based Bonus Plans" on page
4. The bonuses were paid or were deferred under the Company's
Deferred Compensation Plan, which provides that all deferrals will be distributed to participants in lump sum cash payments immediately following a change in control of the Company (as defined in the plan).

5. Restricted Stock is valued at the average price of the common stock on the date of grant. The aggregate value of the restricted stock owned by each of the named executive officers as of the end of the last fiscal year (at $35.125 per share) was $3,143,969 for Mr. Farrell (89,508 shares), $2,941,649 for Mr. Hays (83,748 shares), $4,179,875 for Mr. Loeb (119,000 shares), $1,053,750 for
Mr. Battram (30,000 shares), and $983,500 for Mr. Torcasio
(28,000 shares). Dividends are paid on these shares quarterly.
Mr. Battram's 1994 grant of 10,000 shares vests one year after the date of the grant. Shares of restricted stock are included in the common stock ownership numbers on pages 1 through 3. Under some circumstances, restricted shares continue to be forfeitable for up to 10 years from the date of grant. The restricted stock plan and the 1994 Stock Incentive Plan provide that, upon a change in control of the Company (as defined in the plans), restricted stock grants will be fully vested and all restrictions will be waived.

6. "Stock Options" represent non-qualified 10-year options under the Company's 1976 and 1987 stock option plans and the 1994 Stock
Incentive Plan. Generally, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date. The plans provide that all outstanding options become fully exercisable upon the occurrence of a change in control of the Company (as defined in the plans). 1992 and 1993 option numbers are adjusted to reflect the June 1, 1993 2-for-1 stock split.

7. "Long-Term Incentive Payouts" represents the long-term portion of the bonus payable under the Executive Incentive
Compensation Plan for Corporate Executives. Such amounts were paid or were deferred under the Company's Deferred Compensation
Plan. See "Performance Based Bonus Plans" on page 4 and note 4 above.

8. "All Other Compensation" represents the Company's effective matching allocation to the named individuals' accounts in the Company's Profit Sharing Plan. See "Profit Sharing Plan" on page
6.

9. Mr. Torcasio became an executive officer for reporting purposes for the first time in 1993 and, therefore, no information is provided for 1992.

5

Profit Sharing Plan. During 1994, over 44,000 associates invested $62.9 million in the Profit Sharing Plan, $41.8 million of which was invested in the Company's common stock. In addition, $29.0 million of the Company's common stock and ESOP stock was added to associates' accounts as a result of the matching formula. As of the Record Date, the plan beneficially owned 4.69% (11,650,488 shares) of the outstanding common stock and 100% (equivalent to 15,056,441 shares of common stock) of the outstanding ESOP stock, which together represent 10.13% of the voting power of the Company.

  The plan links its benefits to the Company's performance each year and to the value of the Company's common stock. Generally, the Company matches up to the first 5% of pay each paycheck that an associate invests in the plan. In 1994, our associates made $40.9 million of "matchable" contributions to the plan. The matching rate for any year is variable and discretionary. The matching rate is based on the Company's earnings per share (EPS) performance. If the EPS increases by 6% from one year to the next, the matching rate is 50% (i.e., $.50 for every matchable dollar invested). The matching rate increases by 1.25 percentage points over 50% for every one percentage point by which the EPS increase exceeds 6%; the matching rate also decreases based on the same formula if the EPS change is less than a 6% increase. In addition, if the price of the Company's common stock exceeds $24.74 per share, the effective matching rate will be higher as a result of the operation of the ESOP feature of the plan (added in April 1989). The effective matching rate for 1994 was 71.1% and has averaged 68.7% over the last five years.

  Associates with one year of service (with at least 1,000 hours of paid employment) and who are at least 21 years old may participate. The plan offers associates four professionally managed investment funds for associate contributions: a money market fund, a fixed income index fund, a common stock index fund and a Company common stock fund.

Retirement Plans. The Company has a noncontributory retirement plan covering substantially all associates who are paid for 1,000 or more hours per year.

  In addition, the Company has a supplementary retirement plan (the "Supplementary Plan") covering, generally, associates who, at one time, had compensation in a calendar year equal to at least twice the amount of "wages" then subject to the payment of old age, survivor and disability insurance Social Security taxes. Under the Supplementary Plan, covered associates become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of final annual salary and bonuses (reported as salary, bonus and long-term incentive payouts in the Summary Compensation Table) multiplied by their years of service, up to a maximum of 25 years (ii) reduced by primary Social Security benefits, Company-provided benefits provided under the Company's retirement, profit sharing and disability plans and, if appropriate, by amounts to reflect early retirement. The minimum benefit under the Supplementary Plan is the amount of

Company-provided benefits which would have been payable under the Company's retirement and profit sharing plans, determined without regard to any statutory limits, less the amount of Company-provided benefits actually payable under those plans.

 The Supplementary Plan provides that, in the event of a change in control (as defined in the plan), vesting would be accelerated in limited circumstances and benefits would not be forfeitable. The Company established a trust which would be funded upon a potential change in control to provide accrued benefits under the Supplementary Plan and which would, upon an actual change in control, become irrevocable.

  The following table shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 1994) for persons in specified compensation and years of service classifications covered by the Company's retirement plan and, if eligible, the Supplementary Plan. (The individuals named in the Summary Compensation Table had, as of December 31, 1994, the following years of service, respectively: David C. Farrell, 39 years; Thomas A. Hays, 26 years; Jerome T. Loeb, 31 years; Richard L. Battram, 22 years; and Anthony J. Torcasio, 25 years.)

Average
Annual    Years of Service
Earnings
(000's)          20        25          30         35           40
$800        163,907   195,932     227,958    259,984      292,009
$1,000      207,227   247,436     287,647    327,857      368,066
$1,300      272,208   324,693     377,179    429,665      482,151
$1,600      337,188   401,950     466,712    531,474      596,236
$1,900      402,169   479,207     556,246    633,284      710,322
$2,200      467,150   556,464     645,778    735,092      824,407
$2,500      532,130   633,720     735,311    836,901      938,491
$2,800      597,111   710,978     824,844    938,711    1,052,577

With respect to the last fiscal year, the expense to the Company of the Company's retirement plans for associates aggregated $31.3 million.

Employment Contracts, Termination of Employment and Change in Control Arrangements. More than five years ago, the Company entered into severance agreements with the five executive officers named in the Summary Compensation Table. The agreements provide that the executive is entitled to benefits if (i) a change in control of the Company (as defined in the agreement) occurs and (ii) during the 180 days following such change in control, the executive determines in good faith that as a result of the change in control he is unable to execute his duties effectively. Following such 180-day period, employment must be actually or constructively terminated other than for cause or disability during the term of the agreement for benefits to be payable. Under the severance agreements, a change in control

6

would include any of the following events: (i) any "person," as defined in the Securities Exchange Act of 1934, as amended, acquires 50% or more of the Company's voting securities; (ii) a majority of the Company's directors are replaced during a two-year period; or (iii) shareowners approve certain mergers, or a liquidation, or sale of all or substantially all of the Company's assets. The severance agreements provide a lump sum payment equal to three times the sum of (i) base salary at termination or, if greater, base salary immediately prior to the change in control plus (ii) target bonus with maximum share price adjustment for the year in which the change in control occurs. Each agreement also provides 36 months of continued medical and life insurance benefits and, if the terminated executive is within five years of his or her eligibility date, eligibility in the Company's post-retirement life and medical insurance benefits. The agreements with officers who are subject to
Section 16(b) of the Securities Exchange Act of 1934 provide for a cash payment in cancellation of stock options. The agreement with the Chairman of the Board and Chief Executive Officer provides a "tax gross-up" payment to ensure that the above-mentioned payments are not subject to net reduction due to imposition of excise taxes which are payable under Section 4999 of the Internal Revenue Code. The agreement with the Deputy Chairman provides for 50% of such payment. The Company established a trust which would be funded upon a potential change in control to provide the benefits under the severance agreements and which would, upon an actual change in control, become irrevocable.

  Messrs. Farrell, Loeb and Torcasio have individual contracts of employment with the Company which expire at various dates on or before September 30, 2000 and which provide for annual base salaries at rates not less than the amounts reported in the Summary Compensation Table.

                                     STOCK OPTION GRANTS IN FISCAL 1994
                                        Percent of
                         Options     Total Options        Exercise or    Expiration             Grant Date
Name                  Granted(1)           Granted      Base Price(2)          Date       Present Value(3)
David C. Farrell          35,000             2.30%           $39.4375     5/11/2004               $490,000
Thomas A. Hays            23,500             1.54%           $39.4375     5/11/2004               $329,000
Jerome T. Loeb            23,500             1.54%           $39.4375     5/11/2004               $329,000
                          50,000             3.28%           $39.4375     5/11/2004               $700,000
Richard L. Battram        17,500             1.15%           $39.4375     5/11/2004               $245,000
Anthony J. Torcasio       17,500             1.15%           $39.4375     5/11/2004               $245,000






















1. One fourth of the options become exercisable on May 11, 1995, the first anniversary of the date of the grant, and on each of the second through fourth anniversaries thereafter, except for Mr. Loeb's grant of 50,000 options; 10,000 of those options become exercisable on April 30, 1997, 15,000 on April 30, 1998 and 25,000 on April 30, 1999.

2. The exercise price is the market price on the date the options were granted.

3. Grant date present values were determined using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The Grant Date Present Value calculation is presented in accordance with SEC proxy disclosure requirements, and the Company has no way to determine whether the Black-Scholes model can properly determine the value of an option. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model.
      The model assumes: (a) an option term of 10 years, which represents the length of time between grant date of options under the Company's plans and their exercise date for the named executive officers; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term;
      (c) volatility calculated using daily stock prices for the 250 trading days prior to the grant date; and (d) dividends at the rate of $1.04 per share, the annual dividend rate with respect to a share of stock at the time of grant.


                                    AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1994
                                            AND FISCAL YEAR-END OPTION VALUES
                                                        Total Number of                Value of Unexercised
                                 Shares          Total  Unexercised Options Held       In-the-Money Options(2)
                               Acquired           Gain
Name                        on Exercise    Realized(1)   Exercisable    Unexercisable   Exercisable    Unexercisable
David C. Farrell                 10,324       $222,258       250,646          295,000    $3,106,417       $3,123,436
Thomas A. Hays                   13,340       $215,941        26,895           63,520      $169,303         $157,369
Jerome T. Loeb                   14,000       $217,301        38,314          108,510      $259,880         $117,968
Richard L. Battram               11,420       $224,441        50,644           47,500      $389,681         $117,968
Anthony J. Torcasio               8,258       $179,329        26,758           42,000      $172,564          $63,875




















1. The amounts "realized" reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price).
      However, because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at different prices), these amounts do not reflect cash realized upon sale of those shares.

2. "In-the-Money options" are options outstanding at the end of the last fiscal year for which the fair market value of the Company's common stock at the end of the last fiscal year
      ($35.125 per share) exceeded the exercise price of the options.

7

Stock Price Performance. The graph below compares the Company's cumulative total shareowner return against the returns of the S&P's 500 stock index and of an index of the competitors used in determining bonuses under the Company's performance based bonus plans.

                    Comparison of 5-Year Cumulative Return
                 May, S&P 500 Index and Competitor Group Index

                        1989       1990       1991     1992      1993     1994
May                   $100.0     $108.5     $132.6   $174.6    $200.6   $183.0
S&P 500               $100.0     $108.4     $133.0   $147.1    $166.0   $166.9
Competitor Group      $100.0     $ 98.0     $112.4   $134.4    $137.7   $124.7

The graph assumes $100 invested on January 29, 1989 (the beginning of fiscal 1989) in Company common stock, in the S&P 500
Index and in an index of the competitors (which is comprised of Dayton Hudson, Dillard's, J.C. Penney, Melville, Mercantile and
Nordstrom) used in determining bonuses under the Company's performance based bonus plans and assumes dividends are reinvested.

Executive Stock Ownership. The Company encourages all of its associates to make a personal investment in Company stock, further aligning their interests with those of shareowners. In 1994, the Company adopted the following minimum stock ownership guidelines for the Company's top management group:

                                                             Ownership
                                                             Guideline
                                                          (Multiple of
Executive Level                                           Base Salary)

Chief Executive Officer                                      5.0 times
Corporate Senior Management
   Committee(a)                                              3.5 times
Presidents and Chairmen of Operating
   Divisions                                                 2.5 times
Corporate Executive Vice Presidents and
   Senior Vice Presidents and the
   Senior Management Committees of
   Operating Divisions                                       1.5 times

(a) Currently, Messrs. Farrell (whose guideline is the CEO guideline above), Hays, Loeb, Battram and Torcasio.

These minimum guidelines are expected to be satisfied over the next four years and may be satisfied through direct ownership of shares, share equivalents under the Company's Profit Sharing Plan or phantom stock under the Deferred Compensation Plan.

Executive Compensation and Development Committee Report. The executive compensation and development committee (the "Committee") reviews and approves, among other things, the compensation payable to each of the executive officers named in the Summary Compensation Table. Each member of the Committee is an independent, non-management director.

  Compensation Philosophy. The Company's basic compensation philosophy is that the compensation program should:

- -     attract, retain and motivate highly qualified executives;
- -     be competitive;
- -     align the executive's compensation with the Company's
      objectives; and
- -     be meaningfully related to the value created for
      shareowners.

Compensation for senior executives is comprised of a base salary, bonus opportunities (a significant portion of total compensation) and long-term stock related incentives. The Committee reviews compensation based on the foregoing philosophy, on the performance of the Company and on competitive practices. As part of its review of competitive pay levels, the Committee looks at the base salary levels, annual bonus levels and long-term related incentives at a broad group of companies, including the companies which are included in the Company's performance graph on this page, other retail companies and companies in other industries of similar size and complexity to the Company. The Committee did not target a specific percentage level of compensation within the group, but, as discussed under the "Additional Information" heading below, determined, based on that review, that the Company's current overall compensation program is consistent with and furthers the compensation philosophy described above.

  Base Salary. Base salaries are reviewed by the Committee on an annual basis and may be increased at that time based on (i) the individual's contribution to the Company, (ii) competitive pay levels and (iii) management's recommendations. As a result of its overall review, the annual rate of the base salaries for the named executives increased in May 1994 by an average of 5.0% and, for Mr. Torcasio, increased again in November 1994. Based on the Committee's review of all elements of his compensation, the base salary for Mr. Farrell was unchanged in 1994.

  Bonus Opportunities. The Company has three performance based bonus plans that cover approximately 3,100 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to the Company's performance. The three plans are described on page 4. The bonus opportunities for the most senior executives and executive


8

officers include both annual and long-term opportunities. Each named executive participates in the Executive Incentive Compensation Plan for Corporate Executives, which provides an opportunity for both an annual bonus and a long-term bonus. A proposal that shareowners approve that plan, as amended, is described beginning on page 11.

  For 1994, the annual bonus opportunity was for up to 30% (60% for Mr. Farrell) of base salary, and was determined based on whether the Company achieved certain performance levels (threshold, target or maximum) determined in advance by the Committee for (i) earnings per share ("EPS") and (ii) return on net assets ("RONA") over the year. The annual bonus is subject to an automatic upward or downward adjustment based on the Company's performance relative to the EPS and RONA performances of the predetermined group of competitors included in the Company's performance graph on page 8. While return on equity is the Company's principal measure in evaluating its performance for shareowners and its ability to profitably invest shareowners' funds, the bonus plans use RONA in evaluating this element of bonus opportunity in order to facilitate industry comparisons without having to make adjustments for different levels of leverage among the competitor group. The Company's rank relative to the competitor group is determined based on data provided to the Committee by the Company's independent public accountants. The annual bonus also can be adjusted downward on a discretionary basis by the Committee. For 1994, the Company exceeded the target performance level set by the Committee for EPS and exceeded the target performance level for RONA (no adjustment was made based on the Company's relative rank in the competitor group). Based on these results, the annual bonus represented approximately 48.4% of base salary for Mr. Farrell and 24.2% of base salary for each of the other named executive officers.

  For the three-fiscal-year period ended in 1994, the long-term bonus opportunity was for up to 45% (90% for Mr. Farrell) of average base salary, and was determined based on whether the Company achieved certain performance levels (threshold, target or maximum) determined in advance by the Committee for (i) compound growth rate for EPS and (ii) average RONA over the three-fiscal-year period. The long-term bonus is subject to an automatic upward or downward adjustment (i) based on predetermined levels of changes in the common stock price over the period and (ii) based on the Company's performance as compared to the EPS and RONA performances of the predetermined group of competitors included in the Company's performance graph on page 8. The Company's rank relative to the competitor group is determined based on data provided to the Committee by the Company's independent public accountants. The long-term bonus also can be adjusted downward on a discretionary basis by the Committee. For the three-year period ending in 1994, the Company exceeded the maximum performance level set by the Committee for compound growth rate for EPS and exceeded the maximum performance level for average RONA (no adjustment was made based on the Company's relative rank in the competitor group), and the common stock price increased by 25.4%, resulting in a 25.4% increase in the long-term bonuses. Based on these results, the long-term bonuses awarded for the three-fiscal-year period which ended in 1994, represented approximately 75.2% of average base salary for Mr.Farrell and 37.6% of average base salary for each of the other named executive officers.

  Long-Term Stock Related Incentives. The Company provides long-term stock related incentives with stock options and restricted stock, which are designed to attract, retain and motivate management associates and relate their compensation directly to the performance of the Company's stock. Stock options are granted at fair market value on the date of the grant and will only have value to the executives if the Company's stock price increases. The Committee establishes guidelines for the grant of options for all executives and specifically approves any grants to executive officers. The Committee has established option guidelines for annual grants based on competitive practices and position levels. Restricted stock grants are approved by the Committee in special circumstances.

  The 1994 annual option grants to the named executive officers (including Mr. Farrell) were consistent with the normal annual grant levels previously established for those executive officers. In addition, during 1994, the Committee approved grants to Mr. Loeb of 50,000 options and 50,000 shares of performance restricted stock and a grant of restricted stock to Mr.Battram of 10,000 shares. Except as described above, no other grants were made to the named executive officers in 1994.

  Additional Information. During 1993 and 1994, the Company selected and retained independent, professional compensation experts to study the compensation of the executive group in the Company's operating divisions and of the senior management committee in the corporate office. The experts reported to the Committee on the Company's base salary levels, annual bonus levels and long-term incentives as compared with the compensation packages of a broad group of companies, including the companies which are included in the Company's performance graph on page 8, other retail companies and companies in other industries of similar size and complexity to the Company. Based on the experts' reports, the Committee has determined that the Company's current compensation program, taking into account base compensation, bonus opportunities and long-term incentive opportunities, is consistent with and furthers the compensation philosophy described above. The
Committee recommended, and the Company adopted, minimum stock ownership guidelines for the Company's top management group in the operating divisions and in the corporate office.

9

The guidelines are described on page 8.

  During 1994, the Committee continued to review the new tax law and proposed IRS regulations limiting the tax deductibility of executive compensation in excess of $1 million. The Committee also reviewed the exceptions that permit tax deductions on such compensation, including exceptions for performance based compensation. Final regulations are expected in the future. The Committee's policy continues to be that the Company should attempt, wherever reasonably possible, to qualify future compensation to be tax deductible. In response to proposed amendments to the proposed IRS regulations, an amended Executive Incentive Compensation Plan for Corporate Executives is being submitted to the shareowners to permit the Company to deduct future compensation under that plan.

Executive Compensation and Development Committee:
Edward H. Meyer, Chairman
Helene L. Kaplan              Andrall E. Pearson
Russell E. Palmer             Edward E. Whitacre, Jr.

Miscellaneous. On December 11, 1994, the Company paid approximately $755,000 in premiums to purchase policies of directors' and officers' liability insurance from Federal Insurance Company, National Union Fire Insurance Company and Continental Casualty Company providing coverage for a one-year period. Such policies cover all directors and officers of the Company and its subsidiaries. As of March 30, 1995, no claims have been made nor have any sums been paid under policies of directors' and officers' liability insurance purchased by the Company.

  Executive officers and directors are required to report to the Securities and Exchange Commission, pursuant to Section 16(a) of the Securities Exchange Act of 1934, ownership of and transactions in Company common stock. Based solely on a review of copies of reports provided to it by such individuals, the Company believes that all reporting requirements were satisfied.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The board of directors held eight meetings during the last fiscal year. Each incumbent director attended at least 75% of the aggregate of (i) the total number of board meetings held during the period for which such director held such office and (ii) the total number of meetings held by all board committees on which such director served during the periods that such director served. Overall, the average percentage for all directors' attendance was 95%.

Compensation of Directors. Non-management directors receive an annual fee of $30,000 and, in addition, $2,500 for attending each board meeting and $2,000 for attending each committee meeting. A non-management chairperson of a committee receives an additional annual fee of $5,000. Non-management directors may defer all or any portion of their cash fees under a deferred compensation plan that is substantially similar to the Deferred Compensation Plan for management associates. Each non-management director who first became a director prior to 1989 will be entitled to a retirement pension upon retirement from the board. Other non-management directors will become eligible for benefits upon retirement after age 60 with five years of board service. The pension will be equal to the base annual fee then in effect and will be payable for the life of the director or, if shorter, for the number of years (up to 15) of the director's board service. The Company has a restricted stock plan for non-management directors, under which shares of stock may be issued which are subject to restrictions on transferability and to forfeiture. Each non-management director receives 2,000 shares upon joining the board and 500 shares per year of continued board service. Management board members receive no compensation or fees for attending board or committee meetings.

  The board of directors has an audit committee, an executive committee, an executive compensation and development committee, a finance committee and a nominating committee, each of which is described below.

Audit Committee. The audit committee is comprised of Messrs. Meyer, Palmer (chairman), Quinlan, Stiritz, Storey and Weidenbaum. The committee met four times during the last fiscal year. The audit committee makes recommendations to the board of directors as to the selection of and proposed arrangements with the firm of independent public accountants and auditors that examines the books and accounts of the Company for each fiscal year, reviews the results of audits, and the coordination between the independent public accountants and auditors and the Company's internal auditing staff and oversees the Company's policies concerning sensitive payments and conflict of interest.

Executive Committee. The executive committee is comprised of Messrs. Farrell (chairman), Hays, Loeb, Meyer, Palmer, Pearson and Stiritz. The committee did not meet during the last fiscal year, but did act by unanimous written consent on one occasion. The executive committee exercises, on a "standby" or "emergency" basis, and subject to the direction of the full board of directors, all of the powers of the board of directors (with certain specified exceptions required by law) during intervals between meetings.


10

Executive Compensation and Development Committee. The executive compensation and development committee is comprised of Messrs. Meyer (chairman), Palmer, Pearson and Whitacre and Mrs. Kaplan. The committee met five times during the last fiscal year and acted by unanimous written consent on several other occasions. The committee considers and recommends to the board the Company's overall compensation programs, reviews and approves the compensation payable to all senior management personnel, reviews the compensation payable to store company principals, reviews and approves new compensation programs that involve Company stock or affect compensation to senior management personnel and store company principals, advises management on all other executive compensation matters as requested, and reviews and monitors management development efforts to assure development of a group of executives that would provide for adequate and orderly management succession. The committee also administers (directly, or in some circumstances by delegation or the establishment of operating guidelines) the 1994 Stock Incentive Plan, the Executive Incentive Compensation Plan for Corporate Executives, the Executive Incentive Compensation Plan for Company Principals and the Deferred Compensation Plan.

Finance Committee. The finance committee is comprised of Messrs. Hays, Loeb, Quinlan, Pearson (chairman), Stiritz, Weidenbaum and Whitacre and Mrs. Kaplan. The committee met two times during the last fiscal year. The finance committee reviews the financial policies, plans and structure of the Company and reviews and recommends to the board the Company's long-range financial plans, the Company's capital expenditure program, specific debt and equity placement activities, financial public relations and communications programs, financial aspects of proposed acquisitions or divestitures, and the administration and evaluation of the retirement and profit sharing plans' investments.

Nominating Committee. The nominating committee is comprised of Messrs. Stiritz (chairman), Storey and Whitacre and Mrs. Kaplan. The committee met one time during the last fiscal year. In addition, frequent telephone conversations occurred among the committee members. The nominating committee recommends to the board nominees for directors, nominees for the successor to the chief executive officer when a vacancy in that office occurs, and nominees for chairpersons and members of all committees of the
board.   The committee also advises the  board with respect to
criteria relating to director tenure and compensation of non-management directors. The committee considers suggestions as to nominees for directors from any source, including any shareowner. Nominations by shareowners should be submitted in writing to the Company's Secretary, 611 Olive Street, St. Louis, Missouri 63101-1799 and, to be effective, must comply with the notice procedures set forth in the Company's by-laws. A copy of the notice procedures is available upon request to the Company's Secretary.

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Proposal (b) on the accompanying proxy card.

  Upon recommendation of the audit committee, the board of directors appointed Arthur Andersen LLP, independent public accountants, as auditors of the Company and its subsidiaries for the fiscal year ending February 3, 1996, subject to ratification by the shareowners at the annual meeting. It is intended that, unless otherwise directed by shareowners, proxies will be voted for the ratification of this appointment. A member of the firm of Arthur Andersen LLP will be present at the meeting to make such statements as that firm may desire and to answer any questions by shareowners. The aggregate amount of fees paid in fiscal 1994 by the Company to Arthur Andersen LLP was $3.5million. The board of directors unanimously recommends a vote FOR Proposal (b), and your proxy will be so voted unless you specify otherwise.

PROPOSAL TO APPROVE THE EXECUTIVE INCENTIVE COMPENSATION PLAN FOR
CORPORATE EXECUTIVES, as amended

Proposal (c) on the accompanying proxy card.

  The May Department Stores Company Executive Incentive Compensation Plan for Corporate Executives (the "Plan") was approved by shareowners at the 1994 annual meeting. In December 1994, the Internal Revenue Service issued additional proposed regulations under Section 162(m) of the Internal Revenue Code which must be satisfied in order to assure that future bonus payments under the Plan will be tax deductible. The proposed regulations require that plans that have bonuses based on a percentage of salary must provide a "maximum dollar amount" that may be payable under the plan at the time that the performance goals are established. On March 17, 1995, the Plan was amended, subject to shareowner approval, to provide that the maximum dollar amounts which may be paid to a participant for any annual award or for any long-term award are each $1.5 million. The Plan, as amended, is described below. Management recommends that the shareowners approve the Plan, as amended.

Overview. The Plan provides for annual performance and long-term (three-year) awards. The Plan is administered by the executive compensation and development committee of the board of directors, whose members are "outside directors" under Section 162(m) of the Internal Revenue Code (the "Committee").

11

  The benefits that will be received by individual persons are not currently determinable. However, the Summary Compensation Table on page 5 sets forth the compensation paid in 1994 pursuant to the Plan for the named executive officers under the columns labeled "Bonus" and "Long-Term Incentive Payouts." In 1994, the seven Plan participants (including the five named executive officers) received $1,493,105 in annual bonuses and $2,168,678 in long-term bonuses.

Eligibility. Management employees of the Company are eligible to participate in the Plan. For 1995 and for long-term performance periods which include 1995, the only participants in the Plan are the executive officers named in the Summary Compensation Table and two other executives. The Committee designates participants for a particular annual and/or long-term performance period.

Performance periods are measured on a fiscal year basis.

Annual Awards. Annual awards are calculated as a percentage of the participant's base salary on November 1 of the fiscal year. The Plan requires the Committee to establish a maximum percentage that a participant may earn under the Plan as an annual award for any annual performance period. This maximum percentage may not be greater than 45% (90% for the Chief Executive Officer). The maximum dollar amount of any annual award is $1.5 million.

  Performance Measures. The financial performance measures for annual awards are annual earnings per share growth ("EPS Growth") and return on net assets ("RONA") as disclosed in the Company's annual report and as RONA may be adjusted by the Company's independent certified public accountants to exclude non-recurring or extraordinary items that the Committee determines are not representative of the Company's ongoing operations.

  The Committee establishes threshold, target and maximum performance objectives with respect to EPS Growth and RONA for each participant for each annual performance period. For actual performance that falls between the threshold and maximum annual objectives, the percentage of base salary earned will be prorated.

  Adjustment for Relative Rank. Annual awards are subject to an automatic upward or downward adjustment to reflect the Company's performance as compared to a group of competitors designated in advance by the Committee. The Company's relative rank is determined based on data provided by the Company's independent public accountants. The relative rank adjustment varies depending on the number of competitors designated by the Committee. For example, if the Committee designated six other competitors, then, if the Company were to rank first or second, the award for that measure would not be less than target level; if the Company were to rank third or fourth, the award for that measure would not be less than threshold level; and if the Company were to rank sixth or seventh, the award for that measure would not be more than threshold level.

Long-Term Awards. Each long-term performance period consists of three consecutive fiscal years. Long-term performance periods operate concurrently (that is, a new performance period commences annually). For example, fiscal years 1994, 1995 and 1996 constitute one performance period; 1995, 1996 and 1997 a second performance period; and 1996, 1997, and 1998 a third performance period.

  Long-term awards are calculated as a percentage of the participant's average base salary over the three-year period. The maximum percentage that a participant may earn under the Plan as a long-term award for any long-term performance period (before any share price adjustment) is 30% (60% for the Chief Executive Officer); the maximum is then subject to the share price adjustment described below. The maximum dollar amount of any long-term award is $1.5 million.

  Performance Measures. The financial performance measures for long-term awards are EPS Growth and RONA. EPS Growth is measured by the compound annual growth rate over the three-year performance period. RONA is measured by averaging the returns for each of the three fiscal years of the performance period. The adjustments for relative rank as compared to competitors with respect to annual awards also apply to each long-term award.

  As with the annual award portion of the Plan, the Committee establishes threshold, target and maximum performance objectives with respect to EPS Growth and RONA for each participant for each long-term performance period. For actual performance that falls between the threshold and maximum performance objectives, the percentage of average base salary over the three-year period earned will be prorated.

  Adjustments for Relative Rank and Change in Market Price. As with the annual award portion of the Plan, long-term awards are subject to adjustment based on the Company's relative ranking compared to a group of competitors designated by the Committee.

  Long-term awards are also adjusted to reflect changes in the market value of the Company's common stock over the three-year performance period. The award earned is increased or decreased in direct proportion to the percentage increase or decrease in the market price, subject to a maximum increase of 50% of such award and a maximum decrease of 25% of such award.

  Discretionary Adjustments of Awards and Percentages. The

Committee may adjust the annual and long-term awards of any participant upward or downward in its sole and absolute discretion. The Committee may not, however, make upward adjustments in awards of a participant whose compensation for the particular year is subject to the limits on tax deductibility in
Section 162(m) of the Internal Revenue Code.

  The affirmative vote of the holders of a majority of the votes cast on the proposal is required to approve the Plan. The board of directors unanimously recommends a vote FOR Proposal (c), and your proxy will be so voted unless you specify otherwise.

PROPOSAL BY A SHAREOWNER CONCERNING A CLASSIFIED BOARD

Proposal (d) on the accompanying proxy card.

Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Ave., N.W., Washington, D.C., who is the owner of 200 shares of common stock of the Company, has advised the Company that she plans to introduce the following resolution at the annual meeting:

      Resolved, that the shareholders of The May Department Stores Company recommend that the Board of Directors take the necessary steps to reinstate the election of directors annually, instead of the stagger system which was recently adopted.

This shareowner has submitted the following statement in support of this resolution:

      Until recently, directors of May were elected annually by all shareholders.
         The great majority of New York Stock Exchange listed corporations elect all their directors each year.
         This insures that all directors will be more accountable to all shareholders each year and to a certain extent prevents the self-perpetuation of the Board.
         Last year, the owners of 99,198,736 shares, representing 48.6% of shares voting, voted FOR this proposal.
         If you agree, please mark your proxy FOR this resolution.

The board of directors opposes the foregoing resolution. The Company's shareowners decided in 1985 to install a classified system of electing directors, with three classes of directors serving staggered three-year terms. This shareowner decision has been challenged with this same resolution at every annual meeting since 1988. On each of these occasions, the shareowners confirmed that they wanted to retain the classified system of electing directors by voting against the proposal for annual elections. The board of directors agrees with the results of previous shareowner voting on this issue and continues to believe that the classified system is advantageous to the Company and its shareowners because, by providing that the directors will serve three-year terms rather than one-year terms, it enhances the likelihood of continuity and stability in the composition of the Company's board of directors and in the policies formulated by the board. This, in turn, permits the board to represent more effectively the interests of all shareowners, including responding to circumstances created by demands or actions by a single shareowner or a small group of shareowners. The board of directors unanimously recommends a vote AGAINST Proposal (d), and your proxy will be so voted unless you specify otherwise.

PROPOSAL BY A SHAREOWNER CONCERNING RETIREMENT PLANS FOR
DIRECTORS

Proposal (e) on the accompanying proxy card.

Howard W. Witsma, 665 S. Skinker Blvd., St. Louis, Mo., who is the beneficial and voting trustee of two trusts holding in excess of 5,000 shares of common stock, has advised the Company that he plans to introduce the following resolution at the annual meeting:

      RESOLVED: We the stockholders assembled in person and by proxy, do request that the Board of Directors take all necessary steps to abolish the pension system established for "outside" directors, and request that no further pensions be made without the direct and specific approval of the shareholders assembled in Annual Meeting.

This shareowner has submitted the following statement in support of this resolution:

      REASONS: Although it has become commonplace for "outside" directors to be pensioned, these people are the employees of the stockholders and not the Company. These ladies and gentlemen are currently being handsomely remunerated for their services in the form of retainers, per diems, and expenses for their work for the Company. Further, these same ladies and gentlemen are otherwise employed, or are retired with pensions, and are being paid for their services at their place of primary employment. Such "double dipping" is not in the interests of we, the stockholders and owners of the Corporation, nor fair to us. While we certainly require top talent as our directors, there are many corporations today, despite what management may say to the contrary, where this practice is not permitted.

13

      Last year, this proposition received 50,694,079 of shares voted in favor, representing 24.9% of the votes cast.

      Your vote in favor is requested. If you fail to mark your proxy, management will vote against this motion.

The board of directors opposes the foregoing resolution. The board believes that it is in the best interests of the Company and its shareowners to attract and retain exceptional individuals who are recognized for their leadership, knowledge, experience and ability to serve as outside directors. To do this, the Company must provide a compensation package that is fair and competitive with that offered by other major companies. Compensation may take many forms and one normal type of compensation that the Company has elected to provide is retirement benefits. The Company believes that retirement benefits are a preferred form of compensation because the right to receive them is not automatic. A director must earn the right to receive retirement benefits by providing service to the Company for at least five years. This encourages directors to remain with the Company and promotes greater continuity and stability within the board. In addition, the Company's pension plan for non-management directors provides a pension that is proportionate to the length of the director's service. It limits the maximum number of years that an annuity may be paid to the number of years (up to 15 years) that a director has served on the board. The Company believes that the directors' retirement plan is consistent with industry standards and is fair and appropriate. The board of directors unanimously recommends a vote AGAINST Proposal (e), and your proxy will be so voted unless you specify otherwise.

GENERAL

Vote Required. The election of directors requires a plurality of votes cast. The affirmative vote of the owners of a majority of the votes cast at the meeting is required to approve the ratification of auditors, the proposal to approve the amended Executive Incentive Compensation Plan and the shareowner proposals. The shares represented by abstentions and broker non-votes will be considered present at the meeting for quorum purposes. Abstentions and broker non-votes (i) will not be counted as either FOR or AGAINST a nominee or a matter, and (ii) will have no effect upon the election of directors or the other matters.

Solicitation of Proxies. Your signature on the accompanying proxy card is solicited by the Company's board of directors. The expenses of solicitation of proxies hereunder will be paid by the Company. Proxies may be solicited by directors, officers and regular employees of the Company personally, by mail, telegraph and telephone from and through registered holders, nominees and others acting as principals and as intermediaries. The Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending proxies and proxy material to principals. In addition, the Company has retained D.
F. King & Co., Inc., to assist in the solicitation of proxies for a fee of $18,000, plus out-of-pocket expenses.

Whether or not you plan to attend the annual meeting, please complete, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Your cooperation in giving this matter your immediate attention will be appreciated.

By order of the board of directors.

Directions to Annual Shareowners Meeting
Adam's Mark Hotel
Fourth Street and Chestnut
St. Louis, Missouri
St. Louis Ballroom, 4th Floor
May 19, 1995, 10:00 a.m.

[MAP]

The main entrance to the Adam's Mark Hotel is on Chestnut. There is a pedestrian entrance on Fourth.

A limited amount of parking has been reserved for you in the hotel's under-ground parking garage, which can be entered from Chestnut. Handicapped-accessible parking is available in the garage. Additional parking has been reserved for you at the Kiener Plaza East, Kiener Plaza West and Famous-Barr parking garages. You may enter the Kiener Plaza garages from Pine Street and the Famous-Barr garage from Seventh Street. Please note that many of the downtown streets run one way.

15

MAY
The May Department Stores Company
611 Olive Street
St. Louis, MO  63101-1799

April 12, 1995

To Our Shareowners:

The annual meeting of May shareowners will be held at the Adam's Mark Hotel, Fourth Street and Chestnut, St. Louis, Missouri, on Friday, May 19, 1995, at 10:00 a.m. Central Daylight Time. The enclosed proxy statement provides you with information regarding the meeting, including the Board's recommendations on each issue and the reasons for the recommendations.

In 1994, we achieved our 20th consecutive year of record sales and earning per share. Few retailers achieve this significant milestone. During the year we continued to focus our efforts on delivering more value to customers. We improved our buying processes and enhanced our ability to develop products internally. We worked closely with suppliers to improve our in-stock position on wanted merchandise. We increased store hours and staffing to meet our customers' service expectations. We appreciate the support you have given to our efforts, and we are committed to growth and enhancing the value of your investment.

It is important that your shares be represented at this meeting.
Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Very truly yours,


/s/ DAVID C. FARRELL
David C. Farrell
Chairman of the Board and
Chief Executive Officer

                               ADMISSION TICKET
 (Please detach the proxy card below and return it in the
enclosed envelope.  If you are planning to attend the annual meeting, please save this letter and bring it to the meeting. It is your admission ticket.)
                      DETACH PROXY CARD HERE
- -------------------------------------------------------------

/     /

To vote your shares for all listed nominees, please mark the FOR box in item (a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee, please mark the EXCEPTION box and enter the name of the exception(s) in the space provided.

- -----------------------------------------------------------------
     MANAGEMENT RECOMMENDS A VOTE FOR ITEMS (a), (b) AND (c).
- -----------------------------------------------------------------
                                         For       Withhold
Exception
(a) Election of Directors
    Exception(s)________________
    ____________________________         For       Against
Abstain

(b) Ratification of the appointment of
    independent auditors

(c) Proposal to approve the Exec-
    utive Incentive Compensation
    Plan for Corporate Executives,
    as amended

- -----------------------------------------------------------------
- -----------------------------------------------------------------
      MANAGEMENT RECOMMENDS A VOTE AGAINST ITEMS (e) AND (f).
- -----------------------------------------------------------------
                                           For       Against
Abstain
(e) Proposal by a shareowner concerning
    a classified board

(f) Proposal by a shareowner concerning
    retirement plans for directors

- -----------------------------------------------------------------

    If you plan to attend the annual
    meeting, please mark here.

    Address change and/or comments,
    please mark here.



    Please sign name(s) exactly as shown on this card. If signing in a representative capacity, please indicate.

    Date:_________________________________________, 1995

    ____________________________________________________

    ____________________________________________________
    Signature(s)
    Please mark boxes in blue
    or black ink as in the example.        X

Directions to Annual Shareowners Meeting
Adam's Mark Hotel
Fourth Street and Chestnut
St. Louis, Missouri
St. Louis Ballroom, 4th Floor
May 19, 1995, 10:00 a.m.

[MAP]

The main entrance to the Adam's Mark Hotel is on Chestnut. There is a pedestrian entrance on Fourth.

A limited amount of parking has been reserved for you in the hotel's under-ground parking garage, which can be entered from Chestnut. Handicapped-accessible parking is available in the garage. Additional parking has been reserved for you at the Kiener Plaza East, Kiener Plaza West and Famous-Barr parking garages. You may enter the Kiener Plaza garages from Pine Street and the Famous-Barr garage from Seventh Street. Please note that many of the downtown streets run one way.

MAY       PROXY
          THE MAY DEPARTMENT STORES COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL
MEETING ON MAY 19, 1995.

By signing this card, the undersigned appoints each of David C. Farrell, Louis J. Garr, Jr., and Richard A. Brickson, as proxy, with full power of substitution, to vote all common shares of the undersigned in The May Department Stores Company at the May 19, 1995 annual meeting of shareowners, and at any adjournment of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card. This card is also the undersigned's voting instruction for any and all shares held of record by The Bank of New York for the undersigned's account in the Company's Dividend Reinvestment Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES, FOR PROPOSALS (b) AND (c) AND AGAINST PROPOSALS (e) and (f) LISTED ON THE OTHER SIDE OF THIS CARD. If no directions are given and this signed card is returned, the undersigned understands that the proxies will vote in accordance with the recommendations of the board of directors and in each proxy's discretion on any other matter that may properly come before the meeting.

The nominees for the board of directors are David C. Farrell, Helene L. Kaplan, Edward H. Meyer and Murray L. Weidenbaum.

Please sign on the reverse side of this card and return it promptly to the address shown on the right in the enclosed return envelope.

THE MAY DEPARTMENT STORES COMPANY
P.O. BOX 11002
NEW YORK, N.Y. 10203-0002

MAY
The May Department Stores Company
611 Olive Street
St. Louis, MO 63101-1799

April 12, 1995

Dear Fellow Member of the Profit Sharing Plan:

Enclosed please find the Company's 1994 Annual Report to Shareowners which summarizes a year of strong performance for May. Also enclosed are the proxy statement for the 1994 Annual Meeting, a confidential voting instruction card and a return envelope. It is important that you vote. Management's recommendations on each issue and the reasons for the recommendations are described in the proxy statement. I encourage you to read it carefully.

In 1994, we achieved our 20th consecutive year of record sales and earning per share. Few retailers achieve this significant milestone. During the year we continued to focus our efforts on delivering more value to customers. We improved our buying processes and enhanced our ability to develop products internally. We worked closely with suppliers to improve our in-stock position on wanted merchandise. We increased store hours and staffing to meet our customers' service expectations. In this year's annual report, we salute you and your commitment to treating the customer right, featuring (on pages 10 and 11) several associates who represent the thousands of May associates whose high level of performance has enabled us to achieve another year of progress toward our mission of Excellence in Retailing.

Please complete, sign and return the confidential voting instruction card; the Profit Sharing Plan trustee (The Bank of New York) will follow your instructions. These instructions cannot by disclosed by the trustee.

Again, I thank you for your unflagging efforts.

Very truly yours,

/s/ DAVID C. FARRELL
David C. Farrell
Chairman of the Board and
Chief Executive Officer

                    DETACH VOTING INSTRUCTION CARD HERE

- -----------------------------------------------------------------

            /       /

To vote your shares for all listed nominees, please mark the FOR box in item (a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee, please mark the EXCEPTION box and enter the name of the exception(s) in the space provided.

- -----------------------------------------------------------------
     MANAGEMENT RECOMMENDS A VOTE FOR ITEMS (a), (b) AND (c).
- -----------------------------------------------------------------
                                           For     Withhold
Exception

(a) Election of Directors
    Exception(s)____________________
    ________________________________       For       Against
Abstain

(b) Ratification of the appointment of
    independent auditors

(c) Proposal to approve the Exec-
    utive Incentive Compensation
    Plan for Corporate Executives,
    as amended

- -----------------------------------------------------------------

- -----------------------------------------------------------------
      MANAGEMENT RECOMMENDS A VOTE AGAINST ITEMS (e) AND (f).
- -----------------------------------------------------------------
                                           For       Against
Abstain
(e) Proposal by a shareowner concerning
    a classified board

(f) Proposal by a shareowner concerning
    retirement plans for directors

- -----------------------------------------------------------------


         Please sign name(s) exactly as shown on this card.

         Date:_____________________________________, 1995

         ________________________________________________

         ________________________________________________
         Signature(s)
         Please mark boxes in blue
         or black ink as in the example.           X

         CONFIDENTIAL VOTING INSTRUCTIONS TO
         THE BANK OF NEW YORK AS TRUSTEE UNDER
MAY      THE MAY DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company represented by units credited to my account in the May Common Stock Fund of the Profit Sharing Plan and all shares of ESOP Preference Shares of the Company credited to my account in the ESOP Preference Fund in the Profit Sharing Plan, all as of January 31, 1995 (the latest practicable Valuation Date), at the May 19, 1995 annual meeting of shareowners, and at any adjournment of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES, FOR PROPOSALS (b) and (c) AND AGAINST PROPOSALS (d) AND (e) LISTED ON THE OTHER SIDE OF THIS CARD. If no directions are given, and this signed card is returned, I understand that the Trustee will vote in accordance with recommendations of the board of directors and in its discretion on any other matter that may properly come before the meeting. If this card is not received by the Trustee on or before May 12, 1995, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Profit Sharing Plan.

The nominees for the board of directors are David C. Farrell, Helene L. Kaplan, Edward H. Meyer and Murray L. Weidenbaum.

Please sign on the reverse side of this card and return it promptly to the address shown on the right in the enclosed return envelope.

THE MAY DEPARTMENT STORES COMPANY
P.O. BOX 11002
NEW YORK, N.Y. 10203-0002

                                  APPENDIX


     1. On pages 2 and 3 of the proxy statement, the space to the left of each director's biography contains a photograph of the respective director.

     2. The back cover of the proxy statement and the letter to shareowners contains a map with directions to the Adam's Mark Hotel.